Exhibit 99.2

WHITE ELECTRONIC DESIGNS CORPORATION
1994 FLEXIBLE STOCK PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

          This Option Agreement is entered into between White Electronic Design Corporation (“Company”) and ___ (“Optionee”), as of the ___ day of ___, (“Date of Grant”). If the Optionee is presently or subsequently becomes employed by an affiliate of the Company, the term “Company” also referred to as the affiliate that employs the Optionee.

RECITALS

     A.     The Board of Directors of the Company has adopted the White Electronic Designs Corporation 1994 Flexible Stock Plan (“Plan”) to help retain employees of the Company and any affiliate and the Employees of customers, suppliers and individuals who are service providers of the Company and to enhance the ability of the Company to attract such individuals whose services are considered unusually valuable by providing them with an opportunity to have a proprietary interest in the success of the Company.

     B.     The Board has approved the option grant to the Optionee pursuant to the Plan to provide an incentive to the Optionee to focus on the long-term growth of the Company.

     In consideration of the mutual covenants and conditions in this Agreement, the Company and the Optionee agree as follows:

     1.     Grant of Option. The Company grants to the Optionee the option (“Option”) to purchase ___ shares (subject to adjustment in Section 3.3 of the Plan) of the Common Stock of White Electronic Designs Corporation (the “Stock”) on the terms and conditions in this Agreement. This Option may be exercised in whole or in part and from time to time as provided in this Agreement. The Option granted under this Agreement is not intended to be an “incentive stock option” as set forth in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

     2.     Vesting of Option. The Option shall vest and become exercisable in accordance with the schedule below:

(a)	One hundred percent (100%) of the shares set forth above will vest immediately on the Date of Grant.

     3.     Purchase Price. The price at which the Optionee is entitled to purchase the Stock covered by the Option shall be $___ per share.

     4.     Term of Option. The Option granted under this Agreement will expire, unless otherwise exercised, 10 years from the Date of Grant, through and including the normal close of business of the Company on ___, ___ (“Expiration Date”), subject to earlier termination as provided in paragraph 8 hereof.

     5.     Exercise of Option. The Option may be exercised by the Optionee as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 6 and 7 hereof.

     6.     Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company (“Effective Date”). The notice shall state the Optionee’s election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 7 hereof), the exact name or names, address(es) and Social Security Number(s) of the individual(s) in which the shares will be registered and the Social Security number of the Optionee. Such notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. In the event the Option shall be exercised by a person or persons other than Optionee pursuant to paragraph 8 hereof, such notice shall be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

     7.     Method of Payment for Options. Payment for shares purchased upon the exercise of the Option shall be made by the Optionee in cash, previously-acquired Stock held for more than six months (through actual tender or by attestation), broker-assisted cashless exercise arrangement, or such other method permitted by the Board and communicated to the Optionee in writing prior to the date the Optionee exercises all or any portion of the Option.

     8.     Termination of Employment or Service.

          8.1     General. If the Optionee terminates employment or service with the Company for any reason other than death or disability and if the Optionee has been in Continuous Employment from the Date of Grant until the date of termination, then the Optionee may at any time within three (3) months after the effective date of termination of employment or service with the Company exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that the Option shall lapse immediately upon a termination for cause. In no event shall the Option be exercisable after the Expiration Date.

     For purposes of this Agreement, “Continuous Employment” shall mean employment or service by the Company or an affiliate without any interruption or termination thereof. Employment shall not be considered interrupted or terminated in case of sick leave, military leave or any other leave of absence approved by the Company, or in the case of transfers between payroll locations of the Company or between the Company, any affiliate, and any successor thereof.

          8.2     Death or Disability of Optionee. In the event of the death or disability of the Optionee within a period during which the Option, or any part thereof, could have been exercised by the Optionee, including the period the Optionee is permitted to exercise the Option upon termination of employment pursuant to paragraph 8.1 (the “Option Period”), the Option shall lapse unless it is exercised within the Option Period and in no event later than twelve (12) months after the date of the Optionee’s death or disability by the Optionee or the Optionee’s legal representative or representatives in the case of a disability or, in the case of death, by the person or persons entitled to do so under the Optionee’s last will and testament, or if the Optionee fails to make a testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive such Option under the applicable laws of descent and distribution. An Option may be exercised following the death or disability of the Optionee only if the Option was exercisable by the Optionee immediately prior to his death or disability. In no event shall the Option be exercisable after the Expiration Date. The Board shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this paragraph 8 to exercise the Option.

     9.     Nontransferability. The Option shall be exercisable only during the term of the Option provided in paragraph 4 and, except as provided in paragraph 8 above, only by the Optionee during his or her lifetime. Unless otherwise provided in writing by the Board, the Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution. Any attempted sale, pledge, assignment, hypothecation, transfer or other disposition of the Option contrary to the provisions of the Plan or this Agreement shall be null and void and without effect and, upon the happening of any such event, the Board, in its sole discretion, may terminate the Option.

     10.     Market Stand-Off Agreement. The Optionee, if requested by the Company and an underwriter of Stock (or other securities) of the Company, agrees not to sell or otherwise transfer or dispose of any Stock (or other securities) of the Company held by the Optionee during the period not to exceed one hundred eighty (180) days as requested by the managing underwriter following the effective date of a registration statement of the Company filed under the Securities Act. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop transfer instructions with respect to the Stock (or other securities) subject to the foregoing restriction until the end of such project.

     11.     Adjustments in Number of Shares and Option Price. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, spin-off, spin-out, combination or exchange of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the Option, all as set forth in Section 3.3 of the Plan.

     Neither the issuance of shares for a consideration, the issuance of rights or options to acquire shares, nor the issuance of shares on the conversion of a debenture of capital stock, shall be considered a change in the Company’s capital structure for these purposes. However, the Board may make or provide for such adjustments in the number and/or kind of shares as the Board in its sole discretion may determine is appropriate to reflect any event of the type described in the preceding sentence.

     No fractional shares shall be issued upon any exercise of the Option following an adjustment made pursuant to this paragraph, and the purchase price to be paid shall be appropriately adjusted on account of any fractional share not issued upon such an exercise.

     12.     Delivery of Shares. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price shall have been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Board, the Optionee has delivered to the Board an Investment Letter in form and content satisfactory to the Company as provided in paragraph 14 hereof.

     13.     No Privilege of Stock Ownership. The Optionee shall not have any rights of a stockholder with respect to the shares until such Optionee shall have exercised the option, paid the purchase price, and received a stock certificate for the purchased shares of Stock.

     14.     Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal or state securities laws or regulations. The Board may require that the Optionee, prior to the issuance of any such shares pursuant to exercise of the Option, sign and deliver to the Company a written statement (“Investment Letter”) stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations. Such Investment Letter shall be in form and content acceptable to the Board in its sole discretion.

     15.     Definitions; Copy of Plan. To the extent not specifically provided herein, all capitalized terms used in this Option Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

     16.     Federal and State Taxes. Upon exercise of the Option, or any part thereof, the Optionee may incur certain liabilities for federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, the Optionee shall pay all Federal, state and local tax withholding requirements to the Company.

     17.     Administration. This Option Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Board in accordance with the terms of and as provided in the Plan. The Board shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Board with respect thereto and to this Option Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Option Agreement and the Plan, the provisions of the Plan shall control.

     18.     Continuation of Employment or Services. This Option Agreement shall not be construed to confer upon the Optionee any right to continue in the employ or service of the Company and shall not limit the right of the Company, in its sole discretion, to terminate the employment or Services of the Optionee at any time.

     19.     Obligation to Exercise. The Optionee shall have no obligation to exercise any option granted by this Agreement.

     20.     Governing Law. This Option Agreement shall be interpreted and administered under the laws of the State of Indiana.

     21.     Amendments. This Option Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In any such event, the Company and the Optionee agree that this Option Agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from such legislation. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

     22.     Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to 3601 E. University Drive, Phoenix, Arizona 85034, to the attention of Hamid R. Shokrgozar. Each notice to the Optionee, or other person or persons then entitled to exercise the Option, shall be addressed to the Optionee, or such other person or persons, at the Optionee’s address specified below. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be signed by its duly authorized representative and the Optionee has signed this Option Agreement as of the date first written above.

WHITE ELECTRONIC DESIGNS CORPORATION
By:
Its: President & CEO

(Optionee)

(Address)